Exhibit 99.1

For immediate release

Endeavour Appoints New Board Member

Houston, November 25, 2008 — Endeavour International Corporation (Amex: END) (LSE: ENDV) today announced that Leiv L. Nergaard has been appointed to a position on the company’s board of directors.

“Our growing presence in Norway required a board member who has served in leadership roles in the nation’s energy and financial markets,” said William L. Transier, chairman and chief executive officer. “Leiv has an extensive background in executive management roles within the oil and gas sector and a proven record of business and board associations. His insight and knowledge will be invaluable as we move forward with our Norwegian exploration program.”

Nergaard spent the majority of his career with Norsk Hydro where he served as executive vice president and chief financial officer and as president of Norsk Hydro Germany in addition to a number of other senior management positions.  He currently is chairman of the board of directors for Storebrand ASA, and a board member and chairman of the audit committee of Yara International ASA in addition to being chairman of some smaller companies.  He also serves as chairman of the Norwegian Industry and Commerce Securities Market Committee.

The board has determined that the new board member meets the requirements of an independent director under the rules of the Securities Exchange Commission and American Stock Exchange. He will initially serve as a member of the Audit and Governance and Nominating Committees of the board.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit, www.endeavourcorp.com .

For further information:

Endeavour – Investors
William L. Transier +44 (0) 207-451-2360

Tristone Capital – UK Broker
Majid Shafiq +44 (0) 207 355 5800

Pelham pr – UK Media
Philip Dennis +44 (0) 207 743 6363
Mark Antelme +44 (0) 203 178 6242